Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Solid Fourth Quarter and Full Year Results

•                  Same store sales growth in 4Q09 and FY2009; up 2.4% and 1.8% respectively

•                  4Q09 net sales of $676 million, up 0.6%; FY2009 net sales of $2.6 billion, down 0.4%

•                  4Q09 GAAP earnings per share of $0.15; 4Q09 adjusted earnings per share of $0.14

•                  FY2009 GAAP earnings per share of $0.54, growth of 29%

•                  FY2009 adjusted earnings per share of $0.52, growth of 18%

DENTON, Texas, November 19, 2009 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced solid financial results for the fourth quarter and fiscal year ended September 30, 2009.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for fiscal year 2009 were $2.6 billion, a decrease of 0.4% from fiscal year 2008, and include a negative impact from foreign currency exchange of $86.0 million, or 3.2% of sales.  Fiscal 2009 GAAP net earnings were $99.1 million, growth of 27.8%. GAAP diluted earnings per share in fiscal 2009 were $0.54, growth of 28.6% when compared to earnings per share of $0.42 in fiscal year 2008.  Fiscal 2009 adjusted net earnings, a non-GAAP measure, were $95.9 million, an increase of 19.2% over fiscal 2008.  Adjusted earnings per share were $0.52, growth of 18.2% when compared to $0.44 adjusted earnings per share in fiscal year 2008.   Adjusted EBITDA increased 3.2% in fiscal 2009 to $352.5 million, versus $341.7 million in fiscal 2008.  Fiscal 2009 net cash provided by operating activities was $223.3 million and capital expenditures were $37.3 million.  Total store count at the end of fiscal 2009 was 3,914, an increase of 141 stores or growth of 3.7% over prior year, of which 2.0% is organic store growth and 1.7% is store growth from acquisitions (1).

“Sally Beauty Holdings delivered very good fourth quarter and full year results despite a difficult recessionary environment,” stated Gary Winterhalter, President and Chief Executive Officer. “For the fiscal year consolidated same store sales finished up 1.8% with gross margin expansion of 60 basis points and GAAP net earnings growth of 28%. We executed on all of our strategic objectives, including 3.7% growth in our store base achieved through organic store openings, acquisitions and the strengthening of our balance sheet through a $73 million reduction in long-term debt.  We believe we are well positioned as we head into fiscal 2010 and remain confident we will continue to execute against our strategy and deliver another year of solid performance.”

(1) Year-end store count includes:  43 stores from the acquisition on September 30, 2009 of Schoeneman Beauty Supply, Inc.; 16 stores from the acquisition of InterSalon located in Chile; 3 stores acquired in Belgium and France; 3 stores acquired in Puerto Rico.

FISCAL 2009 FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2009 fourth quarter, consolidated net sales were $676.2 million, an increase of 0.6% from the fiscal 2008 fourth quarter, and include a negative impact from foreign currency exchange of $13.1 million, or 2.0% of sales.  This sales increase is attributed to consolidated same stores sales growth of 2.4% and the addition of new stores.

Consolidated net sales for fiscal year 2009 were $2.6 billion, a decrease of 0.4% from fiscal year 2008, and include a negative impact from foreign currency exchange of $86.0 million, or 3.2% of sales. Consolidated same stores sales growth of 1.8% and the addition of new stores partially offset the negative impact to sales from unfavorable foreign currency exchange.

Gross Profit:  Consolidated gross profit for the fiscal year 2009 fourth quarter was $319.8 million, an increase of 1.5% over prior year’s gross profit of $314.9 million.  Gross profit as a percentage of sales was 47.3%, a 50 basis point improvement from the fiscal 2008 fourth quarter.

For fiscal 2009, consolidated gross profit was $1.2 billion, an increase of 0.7% over fiscal 2008 gross profit.  Gross profit as a percentage of sales was 47.2%, a 60 basis point improvement from the 2008 fiscal year.

Selling, General and Administrative Expenses:  For the fiscal 2009 fourth quarter, selling, general and administrative (SG&A) expenses were $231.5 million, or 34.2% of sales, a 10 basis point decrease from the fiscal 2008 fourth quarter metric of 34.3% of sales when total SG&A was $230.8 million.  Unallocated corporate expenses decreased $1.7 million to $18.9 million for the fiscal 2009 fourth quarter compared to $20.6 million in the fiscal 2008 fourth quarter.  Share-based compensation expense for the fiscal 2009 fourth quarter was $1.8 million, compared to $1.5 million in the fiscal 2008 fourth quarter.

For fiscal year 2009, selling, general and administrative (SG&A) expenses were $899.4 million, or 34.1% of sales compared to SG&A expenses in fiscal 2008 of $903.1 million, or 34.1% of sales.  Unallocated corporate expenses decreased $3.4 million to $70.0 million for fiscal year 2009 compared to $73.4 million in the fiscal year 2008.  Share-based compensation expense for fiscal year 2009 was $8.6 million, compared to $10.2 million in fiscal year 2008.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2009 fourth quarter was $29.3 million and included $3.6 million of non-cash interest income related to certain of the Company’s interest rate swap transactions.  The Company is accounting for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense, and therefore affect reported net earnings and earnings per share.  Fiscal 2008 fourth quarter interest expense was $35.1 million and included $2.0 million of non-cash interest income for the marked-to-market change in fair value for these interest rate swap transactions.

For fiscal year 2009, interest expense, net of interest income was $132.0 million and included $5.3 million of non-cash interest income related to the Company’s interest rate swap transactions.  Fiscal year 2008 interest expense was $159.1 million and included $4.6 million of non-cash charges for the marked-to-market change in fair value for interest rate swap transactions.   The interest rate swap agreements with a notional amount of $350 million do not qualify for hedge accounting treatment and will expire in late November, 2009.

Provision for Income Taxes:  Income taxes were $19.8 million for the fiscal 2009 fourth quarter versus $14.4 million in fiscal 2008 fourth quarter.

For fiscal year 2009, income taxes were $65.7 million versus $46.2 in fiscal 2008.  The Company’s effective tax rate for fiscal year 2009 was 39.9% compared to 37.3% for fiscal 2008.  The increase in tax rate is primarily due to lower international earnings than in the fiscal year 2008.  In fiscal year 2010, the effective tax rate is expected to be approximately 39.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS)(2): For the fiscal 2009 fourth quarter, adjusted net earnings (a non-GAAP measure) increased by 22.8% to $24.8 million, or $0.14 earnings per diluted share, after adjusting for $2.2 million in after-tax non-cash interest income from marked-to-market changes in the fair value of the Company’s interest rate swaps.  For the fiscal 2008 fourth quarter, adjusted net earnings were $20.2 million, or $0.11 per diluted share, after adjusting for $1.3 million, or approximately $0.01 per diluted share, in non-cash interest income from marked-to-market changes in the fair value of the interest rate swaps. On a GAAP basis, net earnings for the fiscal 2009 fourth quarter grew 25.6% to $27.0 million, or $0.15 per diluted share, compared to $21.5 million, or $0.12 per diluted share, for the fiscal 2008 fourth quarter.

For fiscal year 2009, adjusted net earnings grew 19.2% to $95.9 million, or $0.52 per diluted earnings per share, after adjusting for $3.2 million in after-tax non-cash interest income from marked-to-market changes in the fair value of the Company’s interest rate swaps.  For the 2008 fiscal year, adjusted net earnings were $80.5 million, or $0.44 per share, and exclude a $2.9 million after-tax non-cash interest charge related to the interest rate swaps. On a GAAP basis, net earnings for fiscal 2009 grew 27.8% to $99.1 million, or $0.54 per share, compared to $77.6 million, or $0.42 per share, for fiscal 2008.

Adjusted (Non-GAAP) EBITDA(2):  Adjusted EBITDA for the fiscal 2009 fourth quarter was $90.1 million an increase of 5.3% from $85.6 million for the fiscal 2008 fourth quarter.

Fiscal year 2009 Adjusted EBITDA was $352.5 million, an increase of 3.2% from $341.7 million in fiscal 2008.  This increase is primarily due to year-over-year growth in segment operating earnings and reductions in corporate overhead.

(2)A detailed table reconciling 2009 and 2008 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2009, were $54.4 million.  The Company’s asset-based loan (ABL) revolving credit facility began and ended the 2009 fourth quarter with a zero balance.  Borrowing capacity on the ABL facility was approximately $325.6 million at the end of the fiscal 2009 fourth quarter.  The Company paid down $20.0 million of its senior term loans during the fiscal 2009 fourth quarter.  The Company’s debt, excluding capital leases, totaled $1.7 billion as of September 30, 2009.

For the full year ended September 30, 2009, the Company’s capital expenditures totaled $37.3 million.   Capital Expenditures for fiscal year 2010 are projected to be in the range of $45 million to $50 million, excluding acquisitions.

Inventories decreased $38.5 million from September 30, 2008.  Inventories as of September 30, 2009 were $559.7 million, including $13 million of inventories from the acquisition of Schoeneman Beauty Supply, Inc. on September 30, 2009.

Business Segment Results:

Sally Beauty Supply

Fiscal 2009 Fourth Quarter Results for Sally Beauty Supply

•                  Sales of $438.0 million, up 2.0% from $429.3 million in fiscal 2009 fourth quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $10.8 million, or 2.5% of sales.  Significant components of growth include: same store sales growth of 3.1%; growth of acquisition-related revenue of 0.1%; and revenue growth from net new store openings of 1.6%.

•                  Gross margin of 51.7%, a 10 basis point improvement from 51.6% in the fiscal 2008 fourth quarter.

•                  Segment earnings of $71.5 million, down 2.0% from $73.0 million in the fiscal 2008 fourth quarter.

•                  Segment operating margins declined to 16.3% of sales from 17.0% in the fiscal 2008 fourth quarter.

Sales growth in the fiscal 2009 fourth quarter was driven by same store sales and new store openings; and partially offset by unfavorable foreign currency exchange and softness in the U.K.  Gross profit margin expansion of 10 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were negatively impacted by softness in the U.K.

Fiscal 2009 Results for Sally Beauty Supply

•                  Sales of $1.7 billion, up 1.4% from fiscal year 2008.  The negative impact of unfavorable foreign currency exchange on net sales was $64.1 million, or 3.8% of sales.  Significant components of growth include: same store sales growth of 2.1%; growth in acquisition-related revenue of 1.7%; revenue growth from new store openings of 1.7%.

•                  U.S. and Canada represented 83% of segment sales versus 81% in the prior year.

•                  Gross margin of 51.8%, up from 51.3% in fiscal 2008, a 50 basis point improvement.

•                  Segment earnings of $283.9 million, down 0.6% from $285.6 million in fiscal 2008.

•                  Segment operating margin declined to 16.7% of sales from 17.1% in fiscal 2008.

•                  Net store base increased by 79 or 2.8% for total store count of 2,923. The 2.8% increase in store count included 0.6% from acquired stores and 2.2% from organic growth.

Sales for the Sally business in fiscal year 2009 were positively impacted by growth from new store openings and same store sales  Gross profit margin was positively impacted by a shift in product and customer mix and low-cost sourcing initiatives. Segment operating earnings declined 0.6% over fiscal year 2008 primarily due to investments in new stores and softness in the U.K.

During the fiscal 2009 fourth quarter, the Company executed on its strategy to establish a presence in South America by acquiring InterSalon, a beauty supply distributor headquartered in Santiago, Chile.  InterSalon has 16 stores that sell professional, private label and exclusive brands.

Beauty Systems Group

Fiscal 2009 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $238.1 million, down 2.0% from $242.9 million in fiscal 2008.  Sales were positively impacted by revenue growth from new store openings of 0.9% and from acquisitions of 0.3%.  Same store sales rose 0.4%.  Unfavorable foreign currency exchange of $2.3 million or 0.9% of sales, and softness in the franchise business and the BSG sales consultant business of 2.7%, negatively impacted sales growth.

•                  Gross margin of 39.3%, up 80 basis points from 38.5% in the fiscal 2008 fourth quarter.

•                  Segment earnings of $25.4 million, up 26.1% from $20.1 million in the fiscal 2008 fourth quarter.

•                  Segment operating margins increased by 240 basis points to 10.7% of sales from 8.3% in the fiscal 2008 fourth quarter.

Sales for the Beauty Systems Group were negatively impacted by unfavorable foreign currency exchange and softness in its franchise business and BSG sales consultant business.  Segment earnings improvement is primarily due to ongoing cost reduction initiatives and savings realized from the warehouse optimization project.  Included in the fiscal 2008 fourth quarter operating expense was $1.0 million in warehouse optimization expense that did not occur in the fiscal 2009 fourth quarter.

Fiscal 2009 Results for Beauty Systems Group

•                  Sales of $940.9 million, down 3.5% from $975.3 million in fiscal 2008.  Sales were positively impacted by revenue growth from net new store openings of 0.9% and from acquisitions of 0.4%.  Same store sales rose 1.0%.  Unfavorable foreign currency exchange of $21.9 million or 2.2% of sales, and softness in the franchise business and the BSG sales consultant business of 3.3%, negatively impacted sales growth.

•                  Gross margin of 38.7%, up from 38.6% in fiscal 2008, a 10 basis point improvement.

•                  Segment earnings of $91.6 million, up 13.2% from $80.9 million in fiscal 2008.

•                  Segment operating margins increased to 9.7% of sales from 8.3% in fiscal 2008, a 140 basis point improvement.

•                  Net store base increased by 62 or 6.7% for total store count of 991 including 162 franchised locations and 43 stores that were acquired through the Schoeneman Beauty Supply acquisition on September 30, 2009.

•                  Total BSG distributor sales consultants at the end of fiscal 2009 were 1,022 versus 984 at the end of fiscal 2008, and include approximately 100 consultants added through the acquisition of Schoeneman Beauty Supply.

Sales growth in fiscal year 2009 for the Beauty Systems Group was negatively impacted by unfavorable foreign currency exchange and softness in the franchise business and the BSG sales consultant business.   Gross margin expansion was primarily due to improved sales and product mix, and expansion in new and existing territories.  Operating improvements reflect BSG’s initiatives to reduce expenses, improve sales mix and broadened product mix.  Included in fiscal year 2008 operating expense was $4.7 million in warehouse optimization expense that did not occur in the fiscal year 2009.

During the fiscal 2009 fourth quarter BSG made two strategic acquisitions that directly support its strategy of extending distribution reach in important geographic regions.

BSG acquired Belleza Concept International Inc., a Puerto Rico-based distributor of beauty products, on September 18, 2009.  Belleza Concept has three stores and eight sales consultants operating in the Caribbean.

BSG acquired Schoeneman Beauty Supply, based in Pottsville, Pennsylvania, on September 30, 2009.  Schoeneman is a leading distributor of professional beauty supplies operating a network of 43 stores and approximately 100 direct sales consultants covering a seven-state region in the northeast.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1096 (International:  612-288-0329).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) November 19, 2009 through December 3, 2009 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 120873.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,900 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion to mass retailers; the operational and financial performance of our Armstrong McCall, L.P. business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; the possibility that we may not recognize the expected tax benefits of our acquisition of Schoeneman Beauty Supply, Inc.; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2009, as filed with the Securities and Exchange Commission.

Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2009	2008 (1)	% CHG	2009	2008 (1)	% CHG

Net sales	$676,175	$672,228	0.6%	$2,636,600	$2,648,191	-0.4%
Cost of products sold and distribution expenses	356,359	357,293	-0.3%	1,393,283	1,413,597	-1.4%
Gross profit	319,816	314,935	1.5%	1,243,317	1,234,594	0.7%
Selling, general and administrative expenses (2) (3)	231,486	230,843	0.3%	899,415	903,146	-0.4%
Depreciation and amortization	12,206	13,154	-7.2%	47,066	48,533	-3.0%
Operating earnings	76,124	70,938	7.3%	296,836	282,915	4.9%
Interest expense, net (4) (5)	29,330	35,101	-16.4%	132,022	159,116	-17.0%
Earnings before provision for income taxes	46,794	35,837	30.6%	164,814	123,799	33.1%
Provision for income taxes	19,821	14,358	38.0%	65,697	46,222	42.1%
Net earnings	$26,973	$21,479	25.6%	$99,117	$77,577	27.8%

Net earnings per share:
Basic	$0.15	$0.12	25.0%	$0.55	$0.43	27.9%
Diluted	$0.15	$0.12	25.0%	$0.54	$0.42	28.6%

Weighted average shares:
Basic	181,790	181,359		181,691	181,189
Diluted	183,833	182,879		183,306	182,704

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	51.7%	51.6%	10	51.8%	51.3%	50
BSG Segment Gross Profit Margin	39.3%	38.5%	80	38.7%	38.6%	10
Consolidated Gross Profit Margin	47.3%	46.8%	50	47.2%	46.6%	60
Selling, general and administrative expenses	34.2%	34.3%	(10)	34.1%	34.1%	0
Operating Margin	11.3%	10.6%	70	11.3%	10.7%	60
Net Earnings Margin	4.0%	3.2%	80	3.8%	2.9%	90

Effective Tax Rate	42.4%	40.1%	230	39.9%	37.3%	260

(1)   Certain amounts for prior periods have been reclassified to conform with current year presentation.

(2)   Selling, general and administrative expenses include share-based compensation of $1.8 million and $1.5 million for the three months ended September 30, 2009 and 2008, respectively.

(3)   Selling, general and administrative expenses include share-based compensation of $8.6 million and $10.2 million for the twelve months ended September 30, 2009 and 2008, respectively.

(4)   Interest expense, net of interest income of $0.2 million in 2008, includes non-cash income of $3.6 million and $2.0 million of marked-to-market adjustments for certain interest rate swaps for the three months ended September 30, 2009 and 2008, repectively.

(5)   Interest expense, net of interest income of $ 0.3 million and $0.7 million, includes non-cash income of $5.3 million and non-cash expense of $4.6 million of market-to-market adjustments for certain interest rate swaps for the twelve months ended September 30, 2009 and 2008, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2009	2008 (1)	% CHG	2009	2008 (1)	% CHG
Net sales:
Sally Beauty Supply	$438,045	$429,303	2.0%	$1,695,652	$1,672,897	1.4%
Beauty Systems Group	238,130	242,925	-2.0%	940,948	975,294	-3.5%
Total net sales	$676,175	$672,228	0.6%	$2,636,600	$2,648,191	-0.4%

Operating earnings:
Sally Beauty Supply	$71,459	$72,950	-2.0%	$283,872	$285,615	-0.6%
Beauty Systems Group	25,377	20,129	26.1%	91,604	80,927	13.2%
Segment operating earnings	$96,836	$93,079	4.0%	$375,476	$366,542	2.4%

Unallocated corporate expenses (2)	(18,893)	(20,616)	-8.4%	(70,022)	(73,385)	-4.6%
Share-based compensation	(1,819)	(1,525)	19.3%	(8,618)	(10,242)	-15.9%
Interest expense, net of interest income	(29,330)	(35,101)	-16.4%	(132,022)	(159,116)	-17.0%
Earnings before provision for income taxes	$46,794	$35,837	30.6%	$164,814	$123,799	33.1%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	16.3%	17.0%	(70)	16.7%	17.1%	(40)
Beauty Systems Group	10.7%	8.3%	240	9.7%	8.3%	140
Consolidated operating profit margin	11.3%	10.6%	70	11.3%	10.7%	60

(1)   Certain amounts for prior periods have been reclassified to conform with current year presentation.

(2)   Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2009	2008	% CHG	2009	2008	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$26,973	$21,479	25.6%	$99,117	$77,577	27.8%
Add:
Depreciation and amortization	12,206	13,154	-7.2%	47,066	48,533	-3.0%
Share-based compensation (1)	1,819	1,525	19.3%	8,618	10,242	-15.9%
Interest expense, net of interest income (2)	29,330	35,101	-16.4%	132,022	159,116	-17.0%
Provision for income taxes	19,821	14,358	38.0%	65,697	46,222	42.1%
Adjusted EBITDA (Non-GAAP)	$90,149	$85,617	5.3%	$352,520	$341,690	3.2%

Net earnings (per GAAP)	$26,973	$21,479	25.6%	$99,117	$77,577	27.8%
Add (Less):
Marked-to-market adjustment for certain interest rate swaps	(3,585)	(2,027)	76.9%	(5,299)	4,607	-215.0%
Tax provisions for the marked-to-market adjustment (3)	1,434	756	89.7%	2,120	(1,718)	-223.3%

Adjusted net earnings, excluding interest rate swaps (Non-GAAP)	$24,822	$20,208	22.8%	$95,938	$80,466	19.2%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.14	$0.11	27.3%	$0.53	$0.44	20.5%
Diluted	$0.14	$0.11	27.3%	$0.52	$0.44	18.2%

Weighted average shares:
Basic	181,790	181,359		181,691	181,189
Diluted	183,833	182,879		183,306	182,704

(1)   Share-based compensation for the twelve months ended September 30, 2009 and 2008 includes $2.0 million and $3.1 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)   Interest expense, net of interest income of $0.2 million in 2008, includes non-cash income of $3.6 million and $2.0 million of marked-to-market adjustments for certain interest rate swaps for the three months ended September 30, 2009 and 2008, respectively. Interest expense, net of interest income of $0.3 million and $0.7 million, includes non-cash income of $5.3 million and non-cash expense of $4.6 million of marked-to-market adjustments for certain interest rate swaps for the twelve months ended September 30, 2009 and 2008, respectively.

(3)   The tax provisions for the marked-to-market adjustments were calculated using an effective tax rate of 40.0% for the three and twelve months ended September 30, 2009; and 37.3% for the three and twelve months ended September 30, 2008, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	September 30,
	2009	2008	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,898	2,820	78
Franchise stores	25	24	1
Total Sally Beauty Supply stores	2,923	2,844	79
Beauty Systems Group:
Company-operated stores (1)	829	760	69
Franchise stores	162	169	(7)
Total Beauty System Group stores	991	929	62
Total	3,914	3,773	141

BSG distributor sales consultants (end of period) (2)	1,022	984	38

			Basis Pt Chg
Fourth quarter company-operated same store sales growth (3)
Sally Beauty Supply	3.1%	0.9%	220
Beauty Systems Group	0.4%	6.1%	(570)
Consolidated	2.4%	2.2%	20

Fiscal year company-operated same store sales growth (3)
Sally Beauty Supply	2.1%	1.2%	90
Beauty Systems Group	1.0%	6.9%	(590)
Consolidated	1.8%	2.6%	(80)

(1)   BSG company-operated stores, at September 30, 2009, includes 43 stores related to the September 30, 2009 acquisition of Schoeneman Beauty Supply, Inc.

(2)   Includes 300 and 328 distributor sales consultants as reported by our franchisees as of September 30, 2009 and 2008, respectively, and approximately 100 distributor sales consultants employed by Schoeneman Beauty Supply, Inc. at September 30, 2009.

(3)   Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our internet has generated sales for at least 14 months and, accordingly, effective as of the fiscal 2009 first quarter, internet sales are included in same store sales.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	September 30,
	2009	2008
Financial condition information (at period end):
Working capital	$341,733	$367,198
Cash and cash equivalents	54,447	99,788
Property and equipment, net	151,252	156,260
Total assets	1,490,732	1,527,023
Total debt, including capital leases	1,677,530	1,825,285
Total stockholders’ (deficit) equity	$(615,451)	$(702,960)

	As of
	September 30, 2009	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$0	Prime + up to 0.5% or Libor + 1-1.5%
Senior Term A Loan (1)	105,000	Prime + 1-1.5% or Libor + 2-2.5%
Senior Term B Loan (1)	863,856	Prime + 1.25-1.5% or Libor + 2.25-2.5%
Other (2)	3,135	4.05% to 7.0%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,676,991

Debt maturities excluding capital leases (3)
FY2010	$24,241
FY2011	8,188
FY2012	75,347
FY2013	8,454
FY2014	855,761
Thereafter	705,000
Total debt	$1,676,991

(1)   Interest rates on $650 million of these loans are fixed by interest rate swaps which expire between November 2009 and May 2012.

(2)   Represents pre-acquisition debt of Pro-Duo, N.V.

(3)   Annual amounts shown do not reflect payments that might be required after fiscal year 2010 as a result of an excess cash-flows test of the Term Loans.